SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report

May 16, 2003,

(Date of earliest event reported)

SHURGARD STORAGE CENTERS, INC.

(Exact name of registrant as specified in its charter

Washington                             001-11455                                91-1603837

                                                                (State or other jurisdiction             (Commission File No.)                 (IRS Employer

                                                                    of incorporation)                                                                                 Identification No.)

1155 Valley Street
Suite 400
Seattle, Washington 98109-4426

(Address of principal executive offices, including zip code)

(206) 624-8100

(Registrant's telephone number, including area code)

Item 5. Other Events

SHURGARD WILL RESTATE ITS FINANCIAL RESULTS FOR 2001 AND 2002

SEATTLE, WASHINGTON, May 16, 2003 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self storage real estate investment trust (REIT), today reported that it will restate its financial results for 2001 and 2002. The Company concluded the restatement was necessary when its auditors' reversed their previous recommendations regarding the accounting treatment for hedge transactions entered into by the Company in 2001.

Last week, the Company delayed release of its first quarter 2003 financial results pending review of certain derivative transactions by the Company's independent auditor. That review is still ongoing. The hedge transactions being reviewed relate to interest rate swaps intended to mitigate the Company's exposure to interest rate volatility. Based on the revised advice regarding accounting for the hedge transactions, the Company has concluded that the change in the value of certain of these swaps should have been recorded as non-cash charges on the Company's income statement rather than as a component of other comprehensive income. Although the review is not complete, the Company believes it important to quantify the scope of the potential impact of these changes. As restated, the Consolidated Statements of Net Incom are anticipated to reflect unrealized losses on financial instruments in 2001 between $1.6 million and $2.8 million, and for 2002 between $11.0 million and $12.5 million. In the first quarter of 2003, the unrealized loss on financial instruments is anticipated to be between $0.6 million to $1.0 million.

The anticipated changes discussed above do not affect the Company's cash flows, revenues, operating expenses, or net operating income. The changes will also have no affect on the Company's dividends or cash available for dividends.

The Company and the auditors are working to complete the review of these transactions. As soon as this review is complete, and the independent auditors issue their opinion on the restated results the Company will file the amended Form 10-K and its first quarter Form 10-Q with the Securities and Exchange Commission. At that time, the Company will issue a complete earnings release for the first quarter 2003, and schedule a conference call.

The Audit Committee of the Board of Directors has undertaken a review of the circumstances associated with the change in accounting to determine if further action should be taken.

* * *

Shurgard Storage Centers, Inc., is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 563 operating storage centers located throughout the United States and in Europe.

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy, including statements regarding the Company's accounting policies, and any potential for restatement of the Company's financial statements, our projected revenues, expenses and FFO projections, and estimated impact of the restatement on the Company's balance sheet and income statement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include uncertainty regarding the accounting treatment described in the release, any position or action taken by the Securities and Exchange Commission or any other regulatory body

For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard's financial performance, see Shurgard's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 17, 2003.

INDEX of ITEMS TO FOLLOW:

    Additional Background and Details

Schedule 1

In August and September 2001, the Company entered into two derivative transactions intended to qualify as cash flow hedges with a notional value of approximately $203 million dollars for the purpose of (i) mitigating the risk of interest rate fluctuations in the Company's Consolidated Statement of Net Income, and (ii) mitigating the risk of interest rate fluctuations related to the Company's various options at the end of its Tax Retention Operating Lease (TROL) transaction [for further details on the TROL see "Off Balance Sheet Transactions: Tax Retention Operating Leases" in Item 7 in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2002 10-K]. Prior to executing these swaps the Company worked with a derivatives specialists to design the hedges. These specialists helped the Company to designate a swap that would qualify for hedge accounting treatment under SFAS No. 133, and the auditor and the auditors' derivatives expert confirmed the designation. The Company reflected these swaps in its financial statements for 2001 and 2002.

The Company recorded the hedge liabilities on its Consolidated Balance Sheet under Liabilities and Shareholders' Equity: "Accumulated Other Comprehensive Loss". The changed accounting treatment for the swaps will require the Company to reflect the change in value of the swaps as an expense on the Company's Consolidated Statements of Income under the Interest component of Other Income (Expense) as an "unrealized gain or loss on financial instruments". Changes in the Income Statement will result in a decrease in Net Income for those years in the same amounts as stated earlier in this release. The restated Balance Sheets are anticipated to reflect the following approximate adjustments to Accounts Payable and Other Liabilities: up to $0.1 million decrease in 2001 and up to a $3.4 million increase in 2002. Additional Balance Sheet adjustments will reflect decreases in Accumulated Net Income Less Distributions of approximately $1.6 million to $2.8 million in 2001 and $12.6 million to $14.7 million in 2002. Accumulated Other Comprehensive Loss is expected to decrease by approximately $1.7 million to $2.9 million in 2001 and $9.2 million to $11.3 million in 2002. The Company's income statements for the first quarter of 2003 will reflect the hedge liabilities as $13.6 million and a charge to unrealized loss on financial instruments of $0.6 million to $1.0 million.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2003                                             By; /s/ Harrell Beck

                                                                Harrell Beck

                                                                Chief Financial Officer,

                                                                Chief Accounting Officer and Authorized Signatory